Filed Pursuant to Rule 424(b)(2)
Registration No. 333-294766

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 10, 2026)

THE REPUBLIC OF KOREA

€700,000,000 2.875% NOTES DUE 2029

€1,000,000,000 3.250% NOTES DUE 2033

The €700,000,000 aggregate principal amount of 2.875% notes due 2029 (the “2029 Notes”) will mature on July 15, 2029 and the €1,000,000,000 aggregate principal amount of 3.250% notes due 2033 (the “2033 Notes”, and together with the 2029 Notes, the “Notes”) will mature on July 15, 2033. The 2029 Notes will bear interest at the rate of 2.875% per year and the 2033 Notes will bear interest at the rate of 3.250% per year. Interest on the Notes is payable annually in arrear on July 15 of each year, beginning on July 15, 2027. The Republic will not have any right to redeem the Notes prior to maturity. Except as described in the accompanying prospectus under “Description of the Debt Securities—Global Securities,” the Notes will be represented by one or more global notes registered in the name of a nominee of, and deposited with a common depositary for, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	2029 Notes		2033 Notes
	Per Note	Total	Per Note	Total
Public offering price	99.700%	€697,900,000	99,784%	€997,840,000
Underwriting discounts	0.150%	€1,050,000	0.150%	€1,500,000
Proceeds to the Republic (before expenses)(1)	99.550%	€696,850,000	99.634%	€996,340,000

(1)	The underwriters have agreed to pay certain expenses of the Republic in connection with this offering. For more information, see “Underwriting” in this prospectus supplement.

In addition to the public offering price to the public, you will have to pay for interest accrued on the Notes from July 15, 2026, if any.

The Notes will be designated “enhanced collective action debt securities” (as defined in “Description of the Debt Securities—Events of Default—Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus). See “Summary” and “Description of the Notes—General.”

Applications will be made for the listing of the Notes on the International Securities Market of the London Stock Exchange. Applications will also be made to list the Notes on the Luxembourg Stock Exchange and to have the Notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given that such applications will be approved or that such listings will be maintained. Currently, there is no public market for the Notes.

The underwriters expect to deliver the Notes to investors only through the book-entry facilities of Euroclear and Clearstream on or about July 15, 2026.

Joint Bookrunners

Citigroup	Crédit Agricole CIB	HSBC	J.P. Morgan	The Korea Development Bank

The date of this prospectus supplement is July 8, 2026.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. The Republic has not authorized anyone to provide you with different information. The Republic is not making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, all references to “Korea” or the “Republic” contained in this prospectus supplement are to The Republic of Korea. All references to the “Government” are to the government of Korea.

Unless otherwise indicated, all references to the “2029 Notes” contained in this prospectus supplement are to the €700,000,000 aggregate principal amount of 2.875% notes due 2029 and all references to the “2033 Notes” contained in this prospectus supplement are to the €1,000,000,000 aggregate principal amount of 3.250% notes due 2033. The 2029 Notes and the 2033 Notes will be collectively referred to as the “Notes”.

Unless otherwise indicated, all references to “won”, “Won” or “￦” contained in this prospectus supplement are to the currency of Korea, references to “U.S. dollars”, “Dollars”, “dollars”, “$” or “US$” are to the currency of the United States of America and references to “Euro”, “EUR” or “€” are to the uniform currency of the European Union.

IMPORTANT NOTICES

MIFID II product governance / Professional investors and ECPs only target market—Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK Financial Promotion Legend—This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in the Republic’s prospectus dated April 10, 2026. The accompanying prospectus contains information regarding the Republic, as well as a description of some terms of the Notes. You can find further information regarding the Republic and the Notes in registration statement no. 333-294766, as amended (the “registration statement”), relating to the debt securities of the Republic, which is on file with the Securities and Exchange Commission.

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THE GOVERNMENT IS RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

The Government is responsible for the accuracy of the information in this prospectus supplement and the accompanying prospectus and confirms that, to the best of the Government’s knowledge, the information contained in this prospectus supplement and the accompanying prospectus is in accordance with facts and that the Government has included all facts that should be included not to mislead potential investors. The delivery of this prospectus supplement and the accompanying prospectus at any time does not imply that any information contained in this prospectus supplement and the accompanying prospectus is correct at any time subsequent to the date of this prospectus supplement.

IMPORTANT NOTICE TO PROSPECTIVE INVESTORS

Prospective investors should be aware that certain intermediaries in the context of this offering of the Notes, including certain underwriters, are “capital market intermediaries” (“CMIs”) subject to Paragraph 21 of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission of Hong Kong (the “SFC Code”). This notice to prospective investors is a summary of certain obligations the SFC Code imposes on such CMIs, which require the attention and cooperation of prospective investors. Certain CMIs may also be acting as “overall coordinators” (“OCs”) for this offering and are subject to additional requirements under the SFC Code.

Prospective investors who are the directors, employees or major shareholders of the Republic, a CMI or its group companies, as applicable, would be considered under the SFC Code as having an association (“Association”) with the Republic, the CMI or the relevant group company. Prospective investors associated with the Republic or any CMI (including its group companies), as applicable, should specifically disclose this when placing an order for the Notes and should disclose, at the same time, if such orders may negatively impact the price discovery process in relation to this offering. Prospective investors who do not disclose their Associations are hereby deemed not to be so associated. Where prospective investors disclose their Associations but do not disclose that such order may negatively impact the price discovery process in relation to this offering, such order is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should ensure, and by placing an order prospective investors are deemed to confirm, that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e., two or more corresponding or identical orders placed via two or more CMIs). If a prospective investor is an asset management arm affiliated with any underwriter, such prospective investor should indicate when placing an order if it is for a fund or portfolio where the underwriter or its group company has more than a 50% interest, in which case it will be classified as a “proprietary order” and subject to appropriate handling by CMIs in accordance with the SFC Code and should disclose, at the same time, if such “proprietary order” may negatively impact the price discovery process in relation to this offering. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not a “proprietary order”. If a prospective investor is otherwise affiliated with any underwriter, such that its order may be considered to be a “proprietary order” (pursuant to the SFC Code), such prospective investor should indicate to the relevant underwriter when placing such order. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not a “proprietary order”. Where prospective investors disclose such information but do not disclose that such “proprietary order” may negatively impact the price discovery process in relation to this offering, such “proprietary order” is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should be aware that certain information may be disclosed by CMIs (including private banks) which is personal and/or confidential in nature to the prospective investor. By placing an order, prospective investors are deemed to have understood and consented to the collection, disclosure, use and transfer of such information by the underwriters and/or any other third parties as may be required by the SFC Code, including to the Republic, any OCs, relevant regulators and/or any other third parties as may be required by the SFC Code, it being understood and agreed that such information shall only be used for the purpose of complying with the SFC Code, during the bookbuilding process for this offering. Failure to provide such information may result in that order being rejected.

Notice to investors in Singapore: By accepting this prospectus supplement and the accompanying prospectus, if you are an investor in Singapore, you: (I) represent and warrant that you are either (1) an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA; or (2) an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA, and (II) agree to be bound by the limitations and restrictions described herein.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country which prohibits the offering. For a description of some restrictions on the offering and sale of the Notes and the distribution of this prospectus supplement and the accompanying prospectus, see “Underwriting—Non-U.S. Selling Restrictions” beginning on page S-19 of this prospectus supplement.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Non-U.S. Selling Restrictions—Korea” on page S-20 of this prospectus supplement.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING” IN THIS PROSPECTUS SUPPLEMENT.

Prospectus Supplement

Prospectus

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of the Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

Issuer	The Republic of Korea.

Notes	€700,000,000 aggregate principal amount of 2.875% notes due 2029 and €1,000,000,000 aggregate principal amount of 3.250% notes due 2033.

Maturity Date	The 2029 Notes will mature on July 15, 2029 and the 2033 Notes will mature on July 15, 2033.

Interest	The 2029 Notes will bear interest at the rate of 2.875% per year and the 2033 Notes will bear interest at the rate of 3.250% per year. Interest on the Notes will be computed based on the Actual/Actual (ICMA), unadjusted day count convention. If interest on the Notes is required to be calculated for any period of less than a year, it will be calculated based on the actual number of days elapsed divided by 365 or (in the case of a leap year) 366.

Interest Payment Dates	Interest on the Notes will be paid annually in arrear on July 15 of each year, beginning on July 15, 2027. Interest on the Notes will accrue from July 15, 2026.

Denominations	The Notes will be issued in denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof.

Redemption	The Republic may not redeem the Notes prior to maturity.

Form and Settlement	The Republic will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. Except as described in the accompanying prospectus under “Description of the Debt Securities—Global Securities” and in this prospectus supplement under “Description of the Notes—Form and Registration—Certificated Notes,” the global notes will not be exchangeable for Notes in definitive registered form and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in Euroclear and Clearstream, as the case may be, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. Ownership of beneficial interests in the Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement”.

Listing and Markets	The Republic will offer the Notes for sale in countries in the Americas, Europe, Asia and elsewhere where it is legal to make such offers.

Applications will be made to list the Notes on the International Securities Market of the London Stock Exchange. Applications will also be made to list the Notes on the Luxembourg Stock Exchange and to have the Notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

No assurance can be given that such applications will be approved or that such listings will be maintained.

Status of Notes	The Notes will constitute direct, general, unconditional and unsubordinated External Indebtedness (as defined in “Description of the Debt Securities—Status of Debt Securities” in the accompanying prospectus) of the Republic for which the full faith and credit of the Republic is pledged. The Notes will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other External Indebtedness of the Republic. See “Description of the Notes—Status of the Notes” in this prospectus supplement and “Description of the Debt Securities—Status of Debt Securities” in the accompanying prospectus.

Negative Pledge	Subject to certain exceptions, if any of the Notes are outstanding, the Republic will not create or permit to subsist any Security Interest (as defined in “Description of the Debt Securities—Negative Pledge Covenant” in the accompanying prospectus) on the Republic’s assets as security for any of the Republic’s Public External Indebtedness (as defined in “Description of the Debt Securities—Negative Pledge Covenant” in the accompanying prospectus), unless the Notes are secured equally and ratably with such Public External Indebtedness. See “Description of the Debt Securities—Negative Pledge Covenant” in the accompanying prospectus.

Delivery of the Notes	The Republic expects to make delivery of the Notes, against payment in same-day funds on or about July 15, 2026, which the Republic expects will be the fifth business day following the date of this prospectus supplement, referred to as “T+5”. You should note that initial trading of the Notes may be affected by the “T+5” settlement. See “Underwriting—Delivery of the Notes” in this prospectus supplement.

Taxation

The Republic will make all payments of principal of and interest on the Notes without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. In that event, the Republic will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction, subject to certain exceptions provided in the accompanying prospectus. See “Description of the Debt Securities—Additional Amounts” in the accompanying prospectus. For a description of certain United States tax aspects of the Notes, see “Taxation—U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Fiscal Agent	The Bank of New York Mellon.

Paying Agent for the Notes	The Bank of New York Mellon, London Branch.

Registrar and Transfer Agent for the Notes	The Bank of New York Mellon SA/NV, Luxembourg Branch.

Further Issues	The Republic may, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes (except for the public offering price and issue date) and consolidate such additional debt securities to form a single series with the Notes. See “Description of the Debt Securities— Further Issues of Debt Securities” in the accompanying prospectus.

Use of Proceeds

The net proceeds from the sale of the Notes will become part of the Foreign Exchange Stabilization Fund established and managed under the Korean Foreign Exchange Transactions Act. See “Use of Proceeds” in the accompanying prospectus.

Governing Law	The Notes and the fiscal agency agreement will be governed by the laws of the State of New York. The laws of the Republic will govern all matters governing the authorization, execution and delivery of the Notes and the fiscal agency agreement by the Republic.

Enhanced Collective Action Clauses

The Notes will be designated “enhanced collective action debt securities” (as defined in “Description of the Debt Securities—Events of Default—Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus) and will contain certain provisions, commonly referred to in this prospectus supplement and the accompanying prospectus as “enhanced collective action clauses”, regarding acceleration and voting on amendments, modifications and waivers. As such, the Notes will contain provisions under which the Republic may, among other things, amend the payment provisions and certain other material terms of the Notes with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. See “Description of the Debt Securities—Events of Default—Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus.

USE OF PROCEEDS

The net proceeds from the sale of the Notes will become part of the Foreign Exchange Stabilization Fund established and managed under the Korean Foreign Exchange Transactions Act. See “Use of Proceeds” in the accompanying prospectus.

RECENT DEVELOPMENTS

This section provides information that supplements the information about the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated April 10, 2026. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in the first three months of 2026 was 3.8% at chained 2020 year prices, primarily due to an 11.8% increase in exports of goods and services and a 2.8% increase in aggregate private and general government consumption expenditures, the effects of which were offset in significant part by an 8.5% increase in imports of goods and services, each compared with the corresponding period of 2025.

Principal Sectors of the Economy

Prices, Wages and Employment

Based on preliminary data, the inflation rate was 2.1% and the unemployment rate was 3.5% in the first three months of 2026.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 5,052.5 on March 31, 2026, 6,598.9 on April 30, 2026, 8,476.2 on May 29, 2026, 8,476.5 on June 30, 2026 and 8,051.3 on July 6, 2026.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,513.4 to US$1.00 on March 31, 2026, Won 1,476.1 to US$1.00 on April 30, 2026, Won 1,505.8 to US$1.00 on May 29, 2026, Won 1,541.5 to US$1.00 on June 30, 2026 and Won 1,539.7 to US$1.00 on July 6, 2026.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic’s current account surplus in the first three months of 2026 increased to US$74.4 billion from the current account surplus of US$19.5 billion in the corresponding period of 2025, primarily due to a significant increase in surplus from the goods account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$50.4 billion in the first three months of 2026. Exports increased by 37.8% to US$219.9 billion in the first three months of 2026 from US$159.5 billion in the corresponding period of 2025, primarily due to a substantial growth in demand for semiconductor products globally. Imports increased by 10.9% to US$169.4 billion in the first three months of 2026 from

US$152.8 billion in the corresponding period of 2025, primarily due to an increase in imports of semiconductor manufacturing equipment.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$427.0 billion as of May 29, 2026.

Government Finance

Effective January 2, 2026, the responsibility of preparing the Government budget and administering the Government’s finances has been transferred from the Ministry of Economy and Finance (re-named to the Ministry of Finance and Economy in February 2026) to the Ministry of Planning and Budget, a new ministry established under the Prime Minister’s Office.

Under the National Finance Act, the Government’s fiscal year commences on January 1. The Government must submit the budget, which is drafted by the Minister of Planning and Budget and approved by the President of the Republic, to the National Assembly not later than 120 days prior to the start of the fiscal year, and may submit supplementary budgets revising the original budget at any time during the fiscal year.

2024 budgeted revenues decreased by 2.6% to ￦573.3 trillion from ￦588.6 trillion in 2023, led by a decrease in budgeted tax revenues (including taxes on income, profits and capital gains). 2024 budgeted expenditures and net lending increased by 2.7% to ￦617.7 trillion from ￦601.6 trillion in 2023, led by increases in budgeted expenditures on revitalization of the economy. The 2024 budget anticipated a ￦44.4 trillion budget deficit.

2025 budgeted revenues increased by 4.7% to ￦600.3 trillion from ￦573.3 trillion in 2024, led by increases in budgeted tax revenues (including taxes on income, profits and capital gains). 2025 budgeted expenditures and net lending increased by 7.0% to ￦661.1 trillion from ￦617.7 trillion in 2024, led by increases in budgeted expenditures on revitalization of the economy, including through supplementary budgets. The 2025 budget anticipated a ￦60.8 trillion budget deficit.

Based on preliminary data, 2026 budgeted revenues increased by 5.6% to ￦633.9 trillion from ￦600.3 trillion in 2025, led by increases in budgeted tax revenues (including taxes on income, profits and capital gains). 2026 budgeted expenditures and net lending increased by 3.8% to ￦686.6 trillion from ￦661.1 trillion in 2025, led by increases in budgeted expenditures on revitalization of the economy. The 2026 budget anticipated a ￦52.7 trillion budget deficit.

Beginning in March 2020, the National Assembly approved a series of supplementary budgets as part of the Government’s efforts to mitigate adverse effects on the Korean economy resulting from the COVID-19 pandemic. See “—The Economy—Worldwide Economic and Financial Difficulties”. These supplementary budgets, which amounted to ~~￦~~66.8 trillion in 2020, ￦49.8 trillion in 2021 and ￦78.9 trillion in 2022, were some of the largest of their kind drawn up in response to an outbreak of an infectious disease in Korea. The supplementary budgets were funded through the issuance of treasury bonds by the Government, The Bank of Korea’s unappropriated surplus and other surplus funds available to the Government, among others.

Any significant increase in additional spending measures may lead to a budget deficit for 2026, which could result in a deterioration in the Government’s fiscal position and an increase in borrowings.

The following table shows consolidated Government revenues and expenditures:

Consolidated Central Government Revenues and Expenditures

	Actual					Budget
	2021	2022	2023	2024	2025(1)	2024	2025	2026(1)
	(billions of Won)
Total Revenues	537,619	588,332	543,586	560,088	603,603	573,261	600,296	633,871
Current Revenues	534,999	585,325	539,887	556,122	600,328	569,507	592,008	629,053
Total Tax Revenues	422,182	479,384	432,989	429,335	469,826	459,643	468,581	492,274
Taxes on income, profits and capital gains	184,509	232,319	196,253	179,929	215,062	203,425	210,386	218,568
Social security contributions	78,104	83,444	88,918	92,802	95,907	92,329	96,496	102,040
Tax on property	31,392	27,696	25,311	24,243	24,577	24,149	23,411	27,015
Taxes on goods and services	99,840	105,828	97,008	105,610	104,140	110,503	109,288	115,596
Taxes on international trade and transaction	8,227	10,324	7,288	6,972	7,641	8,907	8,409	7,221
Other tax	20,110	19,773	18,211	19,778	22,499	20,330	20,591	21,833
Non-Tax Revenues	112,818	105,941	106,898	126,787	130,502	109,864	123,427	136,780
Operating surpluses of departmental enterprise sales and property income	56,664	47,459	42,537	56,969	63,319	41,432	53,223	61,679
Administration fees & charges and non-industrial sales	10,865	11,434	12,428	12,787	13,645	13,357	13,913	15,062
Fines and forfeits	26,993	28,276	29,752	32,997	28,568	30,829	31,132	34,422
Contributions to government employee pension fund	14,918	16,348	18,149	19,988	21,020	20,322	21,196	22,010
Current revenue of non-financial public enterprises	3,378	2,425	4,032	4,046	3,950	3,925	3,964	3,607
Capital Revenues	2,620	3,007	3,700	3,966	3,275	3,754	8,288	4,818
Total Expenditures and Net Lending	568,113	652,902	580,354	603,609	650,280	617,664	661,124	686,564
Total Expenditures	538,034	622,997	559,707	580,113	635,459	593,643	639,168	665,473
Current Expenditures	502,191	585,593	523,270	542,859	596,214	553,669	598,070	623,402
Expenditure on goods and service	88,144	89,759	90,389	93,217	93,908	98,053	99,743	104,783
Interest payment	15,431	18,481	22,362	26,310	28,949	24,968	27,961	31,751
Subsidies and other current transfers	395,826	473,661	405,733	417,643	467,511	425,078	464,799	481,748
Current expenditure of non-financial public enterprises	2,790	3,692	4,785	5,688	5,847	5,570	5,567	5,119
Capital Expenditures	35,842	37,404	36,437	37,254	39,245	39,974	41,099	42,071
Net Lending	30,079	29,905	20,647	23,496	14,821	24,021	21,955	21,092

(1)	Preliminary.

Source: Ministry of Finance and Economy; The Bank of Korea; Korea National Statistical Office

The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

Revenues derive mainly from national taxes and non-tax revenues. Taxes in Korea can be roughly classified into the following types:

•	income tax and capital gains tax,

•	property tax,

•	value-added tax,

•	customs duty tax, and

•	other taxes.

Income tax and capital gains tax are imposed on income derived from labor, business operation and ownership of assets and profits derived from capital appreciation. Income tax and capital gains tax, depending on the type of taxpayer, can be further classified into corporate income tax and individual income tax. Property tax is imposed on exchange or ownership of property and includes inheritance tax and gift tax. Value-added tax is imposed on value added to goods and services. Customs duty tax is imposed on imported goods. Other taxes include tax on certain securities transactions and a stamp tax for certain documents.

Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

For 2021, the Republic recorded total revenues of ￦537.6 trillion and total expenditures and net lending of ~~￦~~568.1 trillion. The Republic had a fiscal deficit of ￦30.5 trillion in 2021.

For 2022, the Republic recorded total revenues of ￦588.3 trillion and total expenditures and net lending of ~~￦~~652.9 trillion. The Republic had a fiscal deficit of ￦64.6 trillion in 2022.

For 2023, the Republic recorded total revenues of ￦543.6 trillion and total expenditures and net lending of ~~￦~~580.4 trillion. The Republic had a fiscal deficit of ￦36.8 trillion in 2023.

For 2024, the Republic recorded total revenues of ￦560.1 trillion and total expenditures and net lending of ~~￦~~603.6 trillion. The Republic had a fiscal deficit of ￦43.5 trillion in 2024.

Based on preliminary data, the Republic recorded total revenues of ￦603.6 trillion and total expenditures and net lending of ￦650.3 trillion in 2025. The Republic had a fiscal deficit of ￦46.7 trillion in 2025.

Debt

The Government estimates that the total outstanding debt of the Government (including guarantees by the Government) as of December 31, 2024 amounted to approximately ￦1,150.9 trillion, an increase of 4.4% over the previous year.

The Government estimates that the total outstanding debt of the Government (including guarantees by the Government) as of December 31, 2025 amounted to approximately ￦1,267.8 trillion, an increase of 10.2% over the previous year.

Effective January 2, 2026, the responsibility of administering the national debt of the Republic has been transferred from the Ministry of Finance and Economy to the Ministry of Planning and Budget.

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. dollars, the estimated outstanding direct external debt of the Government as of December 31, 2025:

Direct External Debt of the Government

	Amount in Original Currency		Equivalent Amount in U.S. Dollars(1)
	(millions)
US$	US$	7,125.0	US$7,125.0
Euro (EUR)	EUR	2,100.0	2,467.1

Total			US$9,592.1

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2025.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic:

Direct Internal Debt of the Government

(billions of Won)
2021	927,865.2
2022	1,021,574.4
2023	1,080,844.4
2024	1,128,191.5
2025	1,238,498.3

The following table sets out all guarantees by the Government of indebtedness of others:

Guarantees by the Government

	December 31,
	2021	2022	2023	2024	2025
	(billions of Won)
Domestic	10,930.0	10,620.0	10,460.0	10,960.0	15,620.0
External(1)	—	—	—	—	—

Total	10,930.0	10,620.0	10,460.0	10,960.0	15,620.0

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers or the market average exchange rates in effect on December 31 of each year.

External Liabilities

The following tables set out certain information regarding the Republic’s external liabilities calculated under the criteria based on the sixth edition of the Balance of Payment Manual published by the International Monetary Fund in December 2010 and implemented by the Government in December 2013. Under BPM6, in particular, prepayments received in connection with the construction of ships are excluded from the external liabilities.

	December 31,
	2021	2022	2023	2024	2025(1)
	(billions of dollars)
Long-term Liabilities	465.6	499.3	535.9	526.4	587.8
General Government	144.4	153.2	170.8	160.6	199.8
Monetary Authorities	35.9	25.0	22.5	23.4	24.9
Banks	128.1	146.8	147.6	137.0	136.4
Other Sectors	157.2	174.2	194.9	205.3	226.8
Short-term Liabilities	165.1	174.0	141.5	146.5	179.0
General Government	1.6	3.9	1.6	2.5	9.3
Monetary Authorities	9.7	4.7	3.9	3.3	4.2
Banks	124.3	129.7	102.6	107.3	123.5
Other Sectors	29.6	35.6	33.4	33.5	42.1

Total External Liabilities	630.7	673.3	677.3	672.9	766.9

(1)	Preliminary.

Commitments to Assume Treasury Obligations

The Government may, if deemed necessary for recovery from disasters and calamities, make commitments to assume treasury obligations to the extent resolved by the National Assembly each fiscal year. In such cases, such commitments shall be executed in accordance with the procedures for spending reserve funds within general accounts.

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes the Republic is offering. The following description is only a summary. The Republic urges you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. The Republic has filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement.

The Notes are a series of debt securities more fully described in “Description of the Debt Securities” in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

General

The Republic will issue the Notes under the fiscal agency agreement, dated as of April 17, 1998, as amended by Amendment No. 1 dated June 3, 2003 and Amendment No. 2 dated July 17, 2018, between the Republic and The Bank of New York Mellon, as fiscal agent.

The Notes will constitute direct, general, unconditional and unsubordinated obligations of the Republic for which the full faith and credit of the Republic is pledged. The aggregate principal amount of the 2029 Notes will be €700,000,000 and will mature on July 15, 2029. The aggregate principal amount of the 2033 Notes will be €1,000,000,000 and will mature on July 15, 2033. The Notes will be issued in denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof.

The Notes will be designated “enhanced collective action debt securities” (as defined in “Description of the Debt Securities—Events of Default—Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus) and will contain certain provisions, commonly referred to in this prospectus supplement and the accompanying prospectus as “enhanced collective action clauses”, regarding acceleration and voting on amendments, modifications and waivers. As such, the Notes will contain provisions under which the Republic may, among other things, amend the payment provisions and certain other material terms of the Notes with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. See “Description of the Debt Securities—Events of Default— Enhanced Collective Action Debt Securities” and “Description of the Debt Securities—Modifications and Amendments; Debt Securityholders’ Meetings—Enhanced Collective Action Debt Securities” in the accompanying prospectus.

Payment of Principal and Interest

Principal of and interest on the Notes will be payable in Euros. If interest on the Notes is required to be calculated for any period of less than a year, it will be calculated based on the actual number of days elapsed divided by 365 or (in the case of a leap year) 366. Interest on the Notes will be computed based on the Actual/Actual (ICMA), unadjusted day count convention. In any case where the due date for the payment of the principal of or the interest on the Notes will be, at any place from which any check for such payment is to be mailed or where such Note is to be surrendered for payment or, in the case of payments by transfer, where such transfer is to be made, (i) a day on which the real time gross settlement system operated by the Eurosystem or any successor thereto (“T2”) is not operating or (ii) a day on which commercial banks are not open for dealings in Euro deposits in the London interbank market, then such payment need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law to close, the T2 is not operating or commercial banks are not open for dealings in Euro deposits in the London interbank market, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

The 2029 Notes

The 2029 Notes will bear interest at the rate of 2.875% per year. Interest on the 2029 Notes will be payable annually in arrear on July 15 of each year, beginning on July 15, 2027. Interest payable on the 2029 Notes on any interest payment date will be payable to the person in whose name such 2029 Notes are registered at the close of business on the fifteenth day (whether or not a business day) next preceding such interest payment date, which for so long as the 2029 Notes are in book-entry form will generally be the nominee of the common depositary for Euroclear and Clearstream. Principal of the 2029 Notes will be payable at par. Upon receipt of any payment of principal of or interest on the 2029 Notes, the common depositary will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of 2029 Notes as shown on the records of the common depositary. Payments by Euroclear and Clearstream participants to owners of beneficial interests in the 2029 Notes held through such participants will be the responsibility of such participants, as is in the case with securities held for accounts of customers registered in “street name”. The Republic will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the 2029 Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The 2033 Notes

The 2033 Notes will bear interest at the rate of 3.250% per year. Interest on the 2033 Notes will be payable annually in arrear on July 15 of each year, beginning on July 15, 2027. Interest payable on the 2033 Notes on any interest payment date will be payable to the person in whose name such 2033 Notes are registered at the close of business on the fifteenth day (whether or not a business day) next preceding such interest payment date, which for so long as the 2033 Notes are in book-entry form will generally be the nominee of the common depositary for Euroclear and Clearstream. Principal of the 2033 Notes will be payable at par. Upon receipt of any payment of principal of or interest on the 2033 Notes, the common depositary will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of 2033 Notes as shown on the records of the common depositary. Payments by Euroclear and Clearstream participants to owners of beneficial interests in the 2033 Notes held through such participants will be the responsibility of such participants, as is in the case with securities held for accounts of customers registered in “street name”. The Republic will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the 2033 Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Status of the Notes

The Notes will constitute direct, general, unconditional and unsubordinated External Indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The Notes will rank without any preference among themselves and equally with all other unsubordinated External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other External Indebtedness of the Republic. See “Description of the Debt Securities—Status of Debt Securities” in the accompanying prospectus.

Redemption

The Republic may not redeem the Notes prior to maturity. At maturity, the Republic will redeem the Notes at par.

Purchase of Notes by the Republic

The Republic may at any time purchase or acquire any of the Notes in any manner and at any price. The Notes which are purchased or acquired by the Republic may, at the Republic’s discretion, be held, resold or surrendered to the fiscal agent for cancellation.

Governing Law

The Notes and the fiscal agency agreement will be governed by the laws of the State of New York. The laws of Korea will govern all matters governing the authorization, execution and delivery of the Notes and the fiscal agency agreement by the Republic.

Notices

Notices will be mailed to holders of the Notes (which will be a nominee of Euroclear and Clearstream for the Notes as long as the Notes are held in global form) at their registered addresses and shall be deemed to have been given on the date of such mailing. The Republic will ensure that notices are duly given or published in a manner which complies with the rules and regulations of any stock exchange on which the Notes are for the time being listed. It is expected that the Notes will be listed on the International Securities Market of the London Stock Exchange. It is also expected that the Notes will be listed on the Luxembourg Stock Exchange and will be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Fiscal Agent

The duties of the fiscal agent will be governed by the fiscal agency agreement. The Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent is the agent of the Republic, is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Form and Registration

General

The Notes will be represented by one or more fully registered global notes, which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream. Except in the limited circumstances described under “—Certificated Notes” below, beneficial interests in the Notes will only be recorded by book-entry and owners of beneficial interests in the Notes will not be entitled to receive physical delivery of certificated notes representing the Notes.

Global Notes

Upon the issuance of the global notes for the Notes, the common depositary for Euroclear and Clearstream will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with Euroclear and Clearstream. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note for the Notes will be limited to persons who have accounts with Euroclear and Clearstream (“Euroclear/Clearstream participants”) or persons who hold interests through Euroclear/Clearstream participants. Ownership of beneficial interests in the global notes for the Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream or its nominee (with respect to interests of Euroclear/Clearstream participants) and the records of agent members (with respect to interests of persons other than Euroclear/Clearstream participants).

So long as the nominee of the common depositary for Euroclear and Clearstream is the holder of a global note for the Notes, the nominee of the common depositary for Euroclear and Clearstream will be considered the holder of the Notes represented by such global note for all purposes under the fiscal agency agreement and the Notes. No beneficial owner of an interest in a global note for the Notes will be able to transfer that interest except in accordance with Euroclear and Clearstream’s applicable procedures (in addition to those under the Notes referred to in this prospectus supplement) unless the Republic issues certificated notes as described under “—Certificated Notes” below.

Investors may hold their interests in the global notes for the Notes directly through Euroclear and Clearstream, if they are Euroclear/Clearstream participants, or indirectly through organizations that are Euroclear/Clearstream participants.

Payments of the principal of and interest on the global notes for the Notes will be made to the nominee of the common depositary for Euroclear and Clearstream, as the holder of such global notes. None of the Republic, the underwriters or the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made to an account of beneficial ownership interests in the global notes for the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Republic expects that Euroclear and Clearstream, upon receipt of any payment of principal of or interest on a global note for the Notes held by the common depositary for Euroclear and Clearstream, will immediately credit Euroclear/Clearstream participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the common depositary for Euroclear and Clearstream. The Republic also expects that payments by Euroclear/Clearstream participants to owners of beneficial interests in such global note held through such Euroclear/Clearstream participants will be governed by standing instructions and customary practices. Such payments will be the responsibility of such Euroclear/Clearstream participants.

Certificated Notes

The Republic will issue certificated notes in exchange for the global notes if:

•

Euroclear or Clearstream or the common depositary for Euroclear and Clearstream notifies the Republic that it is unwilling or unable to continue as a depositary, or is ineligible to act as depositary; or

•	the Republic, in its sole discretion, executes and delivers to the fiscal agent an order that such global notes will be exchangeable into certificated notes.

The holder of a certificated note may transfer such certificated note by surrendering it at the office maintained for such purpose in the Borough of Manhattan, the City of New York, which initially will be the office of the fiscal agent.

CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from Euroclear and Clearstream. The Republic accepts responsibility only for accurately extracting information from such sources. Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

Euroclear and Clearstream

Euroclear and Clearstream hold securities for their Euroclear/Clearstream participants and facilitate the clearance and settlement of securities transactions between their Euroclear/Clearstream participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their Euroclear/Clearstream participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of the Notes through Euroclear and Clearstream

The Republic will issue the Notes in the form of one or more fully registered global notes which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream. Beneficial interests in the Notes can only be held in the form of book-entry interests through Euroclear/Clearstream participants in such systems, or indirectly through organizations that are Euroclear/Clearstream participants in such systems.

The Republic and the fiscal agent generally will treat the registered holder of the Notes, initially The Bank of New York Depository (Nominees) Limited, as the absolute owner of the Notes for all purposes. Once the Republic and the paying agent for Euroclear and Clearstream make payments to the registered holder, the Republic and the paying agent for Euroclear and Clearstream will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including Euroclear, Clearstream and their respective Euroclear/Clearstream participants, to exercise any of the rights granted to holders of Notes.

Trading Between Euroclear and/or Clearstream Participants

Euroclear/Clearstream participants will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

TAXATION

Korean Taxation

For a discussion of certain Korean tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—Korean Taxation” in the accompanying prospectus.

U.S. Federal Income Tax Considerations

For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—U.S. Federal Income Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

The Republic and the underwriters named below have entered into a Terms Agreement dated July 8, 2026 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (Debt Securities) (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Citibank Europe plc, Crédit Agricole Corporate and Investment Bank, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities plc and The Korea Development Bank are acting as representatives of the underwriters for the Notes. Subject to the terms and conditions set forth in the Underwriting Agreement, the Republic has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the following principal amounts of the Notes set out opposite its name below:

Names and addresses of underwriters	Principal Amount of the 2029 Notes	Principal Amount of the 2033 Notes
Citibank Europe plc	€140,000,000	€200,000,000
Crédit Agricole Corporate and Investment Bank	140,000,000	200,000,000
The Hongkong and Shanghai Banking Corporation Limited	140,000,000	200,000,000
J.P. Morgan Securities plc	140,000,000	200,000,000
The Korea Development Bank	140,000,000	200,000,000

Total	€700,000,000	€1,000,000,000

The Underwriting Agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The Underwriting Agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

The underwriters initially propose to offer the Notes at the public offering price described on the cover page of this prospectus supplement. After the offering of the Notes, the underwriters may from time to time change the public offering price and other selling terms. The underwriters may offer the Notes in various jurisdictions through certain of their respective affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Any underwriter who is not registered as a broker-dealer with the Securities and Exchange Commission will not engage in any transaction related to the Notes in the United States except as permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Crédit Agricole Corporate and Investment Bank and The Hongkong and Shanghai Banking Corporation Limited will offer the Notes in the United States through their respective registered broker-dealer affiliates in the United States, Crédit Agricole Securities (USA) Inc. and HSBC Securities (USA) Inc., respectively.

Any offers or sales of any Notes by The Korea Development Bank will be effected only outside the United States.

The Notes are a new class of securities with no established trading market. Applications will be made for listing of the Notes to the International Securities Market of the London Stock Exchange. Applications will also be made to list the Notes on the Luxembourg Stock Exchange and to have the Notes admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given that such applications will be approved or that such listings will be maintained. The underwriters have advised the Republic that they intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, the Republic cannot assure you as to the liquidity of any trading market for the Notes.

The Republic has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute with respect to certain payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions, stabilizing transactions and penalty bids. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds of the 2029 Notes and the 2033 Notes is €696,850,000 and €996,340,000, respectively, after deducting underwriting discounts but not estimated expenses. The total of the Republic’s expenses for this offering are estimated to be approximately US$200,000. The underwriters have agreed to pay certain of the expenses incurred in connection with the offering of the Notes.

In the ordinary course of their respective businesses, some of the underwriters and/or their respective affiliates have engaged, and may in the future engage, in investment banking, commercial banking, advisory or other services for the Republic for which customary compensation and expense reimbursement has been or will be received.

Delivery of the Notes

The Republic expects to make delivery of the Notes against payment for the Notes in same-day funds on or about July 15, 2026, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, U.S. purchasers are generally required to settle trades in the secondary market in one business day, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the first business day from the settlement, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Non-U.S. Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the Notes in any jurisdiction where action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

If a jurisdiction requires that an offering of the Notes be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, such offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Republic in such jurisdiction.

Any investor purchasing the Notes is solely responsible for ensuring that any offer or resale of the Notes by such investor occurs in compliance with applicable laws and regulations.

Korea

Each underwriter has severally represented and agreed that the Notes have not been offered, sold or delivered, and will not be offered, sold or delivered, directly or indirectly, to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations. Any securities dealer to whom the Notes are sold will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each underwriter has severally represented and agreed that it:

(a)

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Japan

Each underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan. Accordingly, it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and (ii) in compliance with the other relevant laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

Each underwriter has severally represented and agreed that it:

(a)

has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

(b)

has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Republic of Italy

The offering has not been cleared by the Commissione Nazionale per la Società e la Borsa (“CONSOB”) (the Italian securities exchange commission), pursuant to Italian securities legislation and will not be subject to formal review by CONSOB. Accordingly, each underwriter has severally represented and agreed that any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in the Republic of Italy will be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Any such offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in the Republic of Italy must be:

(a)

made by soggetti abilitati (including investment firms, banks or financial intermediaries, as defined by Article 1, first paragraph, letter r), of the Italian Financial Act), to the extent duly authorized to engage in the placement and/or underwriting and/or purchase of financial instruments in the Republic of Italy in accordance with the relevant provisions of Legislative Decree No. 58 of 24 February 1998, CONSOB Regulation No. 20307 of 15 February 2018, as amended, Italian Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Act”), the Issuer Regulation and any other applicable laws and regulations;

(b)

in compliance with Article 129 of the Italian Banking Act, as amended, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy and the relevant implementing guidelines of the Bank of Italy issued on 25 August 2015 (as amended on 10 August 2016); and

(c)

in compliance with all relevant Italian securities, tax, exchange control and any other applicable laws and regulations and any other applicable requirement or limitation that may be imposed from time to time by CONSOB, the Bank of Italy or any other relevant Italian competent authorities.

Switzerland

The offering of the Notes in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”). The Notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the Notes.

Important Notice to CMIs (including private banks)

This notice to CMIs (including private banks) is a summary of certain obligations the SFC Code imposes on CMIs, which require the attention and cooperation of other CMIs (including private banks). Certain CMIs may also be acting as OCs for this offering and are subject to additional requirements under the SFC Code.

Prospective investors who are the directors, employees or major shareholders of the Republic, a CMI or its group companies, as applicable, would be considered under the SFC Code as having an Association with the Republic, the CMI or the relevant group company, as applicable. CMIs should specifically disclose whether their investor clients have any Association when submitting orders for the Notes. In addition, private banks should take all reasonable steps to identify whether their investor clients may have any Associations with the Republic or any CMI (including its group companies) and inform the relevant underwriters accordingly.

CMIs are informed that the marketing and investor targeting strategy for this offering includes institutional investors, sovereign wealth funds, pension funds, hedge funds, family offices and high net worth individuals, in each case, subject to the selling restrictions and any MiFID II product governance language set out elsewhere in this prospectus supplement.

CMIs should ensure that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e., two or more corresponding or identical orders placed via two or more CMIs). CMIs should enquire with their investor clients regarding any orders which appear unusual or irregular. CMIs should disclose the identities of all investors when submitting orders for the Notes (except for omnibus orders where underlying investor information may need to be provided to any OCs when submitting orders). Failure to provide underlying investor information for omnibus orders, where required to do so, may result in that order being rejected. CMIs should not place “X-orders” into the order book.

CMIs should segregate and clearly identify their own proprietary orders (and those of their group companies, including private banks as the case may be) in the order book and book messages.

CMIs (including private banks) should not offer any rebates to prospective investors or pass on any rebates provided by the Republic. In addition, CMIs (including private banks) should not enter into arrangements which may result in prospective investors paying different prices for the Notes.

The SFC Code requires that a CMI disclose complete and accurate information in a timely manner on the status of the order book and other relevant information it receives to targeted investors for them to make an informed decision. In order to do this, those underwriters in control of the order book should consider disclosing order book updates to all CMIs.

When placing an order for the Notes, private banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors). Private banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order pursuant to the SFC Code. Private banks should be aware that placing an order on a “principal” basis may require the relevant affiliated underwriter(s) (if any) to categorize it as a proprietary order and apply the “proprietary orders” requirements of the SFC Code to such order.

In relation to omnibus orders, when submitting such orders, CMIs (including private banks) that are subject to the SFC Code should disclose underlying investor information in respect of each order constituting the relevant omnibus order (failure to provide such information may result in that order being rejected). Underlying investor information in relation to omnibus orders should consist of:

•	The name of each underlying investor;

•	A unique identification number for each investor;

•	Whether an underlying investor has any “Associations” (as used in the SFC Code);

•	Whether any underlying investor order is a “Proprietary Order” (as used in the SFC Code);

•	Whether any underlying investor order is a duplicate order.

Underlying investor information in relation to omnibus order should be sent to: DCM.Omnibus@citi.com; HKG-Syndicate@ca-cib.com; Syndicate-SSA@ca-cib.com; hk_syndicate_omnibus@hsbc.com.hk; Investor.info.hk.bond.deals@jpmorgan.com; kdbdcm@kdb.co.kr.

To the extent information being disclosed by CMIs and investors is personal and/or confidential in nature, CMIs (including private banks) agree and warrant: (A) to take appropriate steps to safeguard the transmission of such information to any OCs; and (B) that they have obtained the necessary consents from the underlying investors to disclose such information to any OCs. By submitting an order and providing such information to any OCs, each CMI (including private banks) further warrants that they and the underlying investors have understood and consented to the collection, disclosure, use and transfer of such information by any OCs and/or any other third parties as may be required by the SFC Code, including to the Republic, relevant regulators and/or any other third parties as may be required by the SFC Code, for the purpose of complying with the SFC Code, during the bookbuilding process for this offering. CMIs that receive such underlying investor information are reminded that such information should be used only for submitting orders in this offering. The relevant underwriters may be asked to demonstrate compliance with their obligations under the SFC Code, and may request other CMIs (including private banks) to provide evidence showing compliance with the obligations above (in particular, that the necessary consents have been obtained). In such event, other CMIs (including private banks) are required to provide the relevant underwriter with such evidence within the timeline requested.

LEGAL MATTERS

The validity of the Notes is being passed upon for the Republic by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Bae, Kim & Lee LLC, Seoul, Korea. Certain legal matters will also be passed upon for the underwriters by Linklaters LLP, and by Shin & Kim LLC, Seoul, Korea. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Linklaters LLP may rely as to matters of Korean law upon the opinions of Shin & Kim LLC and Bae, Kim & Lee LLC, and Shin & Kim LLC and Bae, Kim & Lee LLC may rely as to matters of New York law upon the opinions of Cleary Gottlieb Steen & Hamilton LLP and Linklaters LLP.

GENERAL INFORMATION

The issue of the Notes has been authorized by the National Assembly pursuant to resolutions adopted on December 2, 2025 and April 10, 2026. Other than as disclosed in this prospectus supplement and the accompanying prospectus, there has been no material adverse change in the financial position or affairs of the Republic since December 31, 2025 and the Republic is not a party in any litigation, arbitration or administrative proceeding that is material in the context of the issue of the Notes and is not aware of any such litigation, arbitration or administrative proceeding whether pending or threatened.

The registration statement with respect to the Republic and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act. Additional information concerning the Republic and the Notes is contained in the registration statement and amendments to such registration statement, including their various exhibits, which are available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov. This website is maintained by the Securities and Exchange Commission, and contains reports and other information regarding issuers that file electronically with the Securities and Exchange Commission.

The Notes have been accepted for clearance through Euroclear and Clearstream:

	Common Code	ISIN
2029 Notes	343734743	XS3437347431
2033 Notes	343734778	XS3437347787

ISSUER

The Republic of Korea

Ministry of Finance and Economy

Sejong Government Complex

42, Doum 6-ro

Sejong-si 30112

The Republic of Korea

LEGAL ADVISERS TO THE REPUBLIC OF KOREA

as to matters of Korean law	as to matters of United States law

Bae, Kim & Lee LLC	Cleary Gottlieb Steen & Hamilton LLP
Centropolis B 26	c/o 19th Floor, Ferrum Tower
Ujeongguk-ro, Jongno-gu	19 Eulji-ro 5-gil, Jung-gu
Seoul 03161	Seoul 04539
The Republic of Korea	The Republic of Korea

LEGAL ADVISERS TO THE UNDERWRITERS

as to matters of Korean law	as to matters of United States law

Shin & Kim LLC	Linklaters LLP
23F, D-Tower (D2)	22nd Floor, Center One Building
17 Jongno 3-gil, Jongno-gu	26, Eulji-ro 5-gil, Jung-gu
Seoul 03155	Seoul 04539
The Republic of Korea	The Republic of Korea

FISCAL AGENT

The Bank of New York Mellon

240 Greenwich Street

New York NY 10286

United States of America

PAYING AGENT FOR THE NOTES	REGISTRAR & TRANSFER AGENT FOR THE NOTES

The Bank of New York Mellon, London Branch	The Bank of New York Mellon SA/NV, Luxembourg Branch
One Canada Square	Vertigo Building – Polaris
London E14 5AL	2-4 rue Eugène Ruppert
United Kingdom	L-2453 Luxembourg

LONDON LISTING AGENT

Cleary Gottlieb Steen & Hamilton LLP

2 London Wall Place

London EC2Y 5AU

England

LUXEMBOURG LISTING AGENT

Arendt & Medernach SA

41A, Avenue John F. Kennedy

L-2082 Luxembourg

Grand Duchy of Luxembourg